UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE A CT OF 1934

Date of report (Date of earliest event reported)     November 9, 2006

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry St., Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement

See Item 5.02 “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers — Resignation of John Lacik” regarding the termination of the employment agreement of John Lacik.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of John Lacik

On November 9, 2006, John Lacik, Senior Vice President of Operations resigned his employment in connection with an investigation by Cano Petroleum, Inc. (“Cano”) of a breach of his fiduciary duties.

Amendment to Employment Agreement of Patrick McKinney and appointment as Senior Vice President — Engineering and Operations

On November 9, 2006, Cano entered into an amendment to the employment agreement of Patrick McKinney, age 47, appointing him as Senior Vice President — Engineering and Operations and increasing his annual base salary from $185,000 to $200,000.

From June 1, 2006 until this appointment, Mr. McKinney served as Cano’s Vice President — Business Development.  From April 2005 until June 2006, he was the Manager of Corporate Planning for Pioneer Natural Resources Company where he analyzed the corporate portfolio and portfolio based assessments of the company.  From July 2002 until April 2005, he was the President of Transcor America LLC which was the nation’s largest private prisoner transportation and extradition company.  From December 1999 until July 2002, he was the Senior Vice President — Chief Financial Officer and Secretary of freightPro, Inc., a transportation, warehousing and logistics company.  From 1982 to 1993, he served in engineering and management positions with Union Pacific Resources Company and its parent, Union Pacific Corporation.  There is no family relationship among Mr. McKinney and any director or other executive officer.

His employment agreement, as amended (the “Employment Agreement”), has a three-year term and provides for an annual salary of $200,000 and a cash bonus to be determined at the discretion of the board of directors (the “Board”) of up to Mr. McKinney’s entire annual base salary and/or stock bonuses.  In addition, Mr. McKinney may receive increases in base salary at the discretion of the Board.

Mr. McKinney’s employment may be terminated prior to May 31, 2009 only (i) upon his death; (ii) if, as a result of his incapacity due to physical or mental illness, he shall be absent from his duties or unable to perform his duties for a total of 90 days during any twelve month period, and within fifteen days after written notice of termination is given, shall not have returned to the performance of his full duties on a full time basis; or (iii) for “Cause” as defined in his Employment Agreement.

If Cano (i) terminates Mr. McKinney’s employment other than due to Mr. McKinney’s physical or mental illness as set forth in the Employment Agreement, his death or other than for “Cause” as defined in the Employment Agreement; (ii) assigns Mr. McKinney any duties materially inconsistent with his position as Senior Vice President — Engineering and Operations of Cano; or (iii) assigns Mr. McKinney a title, office or status which is inconsistent with his present title, office or status, other than a promotion, Cano shall pay Mr. McKinney the greater of (a) his annual base salary for the remainder of the term of the Employment Agreement; or (b) six months of his annual base salary.

If within twelve months after a “Change in Control,” as defined in the Employment Agreement, Cano terminates Mr. McKinney’s employment for any reason or Mr. McKinney resigns at any time after any diminution of his job title, duties or compensation or the relocation of Mr. McKinney to an office in a county that does not abut Tarrant County, Texas, Cano shall pay Mr. McKinney three times his annual salary and three times his prior year’s bonuses and shall provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that Cano maintains for its employees.

The Employment Agreement is attached hereto as Exhibit 10.1 and the amendment to the Employment Agreement is attached hereto as Exhibit 10.2 and are incorporated herein by reference.

Mr. McKinney is a party to an Employee Restricted Stock Award Agreement dated June 1, 2006 pursuant to which he was granted 30,000 shares of restricted stock with all of the shares vesting on June 1, 2009.  On June 1, 2006, the closing price of Cano’s common stock on the American Stock Exchange was $5.62 per share.  No shares of restricted stock shall vest if Mr. McKinney terminates his service to Cano before June 1, 2009.

Unless the shares of restricted stock are vested and no longer subject to forfeiture, Mr. McKinney is not permitted to sell, transfer, pledge or assign such shares.  However, beginning on the date of grant, Mr. McKinney is permitted to vote such shares of restricted stock.  Mr. McKinney’s restricted stock award agreement is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)           Exhibits

10.1                           Employment Agreement of Patrick McKinney effective June 1, 2006.

10.2                           First Amendment to Employment Agreement of Patrick McKinney dated November 9, 2006.

10.3                           Restricted Stock Award Agreement of Patrick McKinney dated June 1, 2006.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: November 9, 2006
	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Vice President and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement of Patrick McKinney effective June 1, 2006.

10.2	First Amendment to Employment Agreement of Patrick McKinney dated November 9, 2006.

10.3	Restricted Stock Award Agreement of Patrick McKinney dated June 1, 2006.